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                      SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, DC 20549

                                   FORM 8-A

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                   PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                              MMI CAPITAL TRUST I
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            (Exact Name of Registrant as Specified in its Charter)

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
                DELAWARE                                 52-2073764
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(State of Incorporation of Organization)    (I.R.S. Employer Identification No.)


540 Lake Cook Road, Deerfield, Illinois                  60015-5290
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(Address of principal executive offices)                 (zip code)
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If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A(c)(1), please check the following box. / /


If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instructions A(c)(2) please check the following box. / /

Securities to be registered pursuant to Section 12(b) of the Act:

                                     None
                                    ------
                               (Title of class)

Securities to be registered pursuant to Section 12(g) of the Act

Title of each class                         Name of each exchange on which each
to be registered:                           class is to be registered:

7 5/8% Series B Capital Securities          None
of MMI Capital Trust I
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ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

                         The 7 5/8% Capital Securities
                         -----------------------------

Up to $125,000,000 aggregate principal Liquidation Amount of 7 5/8% Series B Capital Securities (the "Series B Capital Securities") of MMI Capital Trust I (the "Trust") bearing a Liquidation Amount of $1,000 per Capital Security are being registered under the Securities Act of 1933 to be issued in exchange for a like amount of Original Capital Securities issued by the Trust. The Series B Capital Securities and the Original Capital Securities are collectively referred to as the "Capital Securities." The Series B Capital Securities represent preferred interests in MMI Capital Trust I, a trust created under the laws of Delaware. MMI Companies, Inc. (the "Corporation") is the owner of all the beneficial interests represented by Common Securities of the Trust. The Trust exists for the sole purpose of issuing the Capital Securities and investing the proceeds in the Corporation's 7 5/8% Junior Subordinated Deferrable Interest Debentures due December 15, 2027 (the "Junior Subordinated Debentures") which are the only assets of the Trust.

The Capital Securities are issued under the Amended and Restated Declaration of Trust dated as of December 23, 1997 among the Corporation and The Chase Manhattan Bank, as Property Trustee, Chase Manhattan Bank Delaware, as Delaware Trustee, and the Administrative Trustees named therein (the "Trust Agreement"). The Series B Capital Securities and any Original Capital Securities which remain outstanding after consummation of the Exchange Offer will vote together as a single class for purposes of determining whether holders of the requisite percentage in outstanding Liquidation Amount thereof have taken certain actions or exercised certain rights under the Trust Agreement. The Trust's obligations under the Capital Securities are guaranteed by the Corporation in the Series B Guarantee. The terms of the Series B Capital Securities are identical in all material respects to the terms of the Original Capital Securities, except that the Series B Capital Securities have been registered under the Securities Act and will not be subject to certain restrictions on transfer applicable to the Original Capital Securities and will not provide for any increase in the Distribution rate thereon.

Distributions on the Series B Capital Securities will be made on June 15 and December 15 of each year, commencing June 15, 1998.

Distributions on Series B Capital Securities will be deferred for the duration of any Extension Period elected by the Corporation with respect to the payment of interest on the Junior Subordinated Debentures which are issued under an Indenture between the Corporation and The Chase Manhattan Bank dated as of December 23, 1997 (the "Indenture"). No Extension Period will exceed 10 consecutive semi-annual periods or extend beyond the Stated Maturity Date, and each extension period will terminate as to all Junior Subordinated Debentures upon an


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acceleration thereof (subject to reinstatement, upon cure or waiver as provided in the Indenture), and any Extension Period will terminate as to any Subordinated Debenture to be redeemed pursuant to the occurrence and continuation of a Special Event on the applicable Redemption Date.

The Series B Capital Securities will rank pari passu, and payments thereon will be made pro rata, with the Original Capital Securities and the Common Securities of the Trust except the Capital Securities will have a preference over the Common Securities of the Trust under certain circumstances with respect to cash distributions and amounts payable on liquidation, redemption or otherwise. The Junior Subordinated Debentures will rank pari passu with all other junior subordinated debentures to be issued by the Corporation ("Other Debentures"), which will be issued and sold (if at all) to other trusts to be established by the Corporation (if any), in each case similar to the Trust ("Other Trusts"), and will be unsecured and subordinate and junior in right of payment to all Senior Indebtedness of the Corporation to the extent and in the manner set forth in the Indenture. The Series B Guarantee will rank pari passu with all other guarantees (if any) to be issued by the Corporation with respect to capital or preferred securities (if any) issued by Other Trusts ("Other Guarantees") and will constitute an unsecured obligation of the Corporation and will rank subordinate and junior in right of payment to all Senior Indebtedness of the Corporation to the extent and in the manner set forth in the Series B Guarantee.

The Corporation will have the right at any time to dissolve the Trust and, after satisfaction of liabilities of creditors of the Trust as required by applicable law, cause a like amount of the Junior Subordinated Debentures to be distributed to the holders of the Trust Securities in liquidation of the Trust, subject to the Corporation having received an opinion of counsel to the effect that such distribution will not be a taxable event to holders of Capital Securities.

The Series B Securities will be subject to mandatory redemption in a Like Amount, (i) in whole but not in part, on the Stated Maturity Date upon repayment of the Junior Subordinated Debentures, at a redemption price equal to the principal amount of, plus accrued interest on, the Junior Subordinated Debentures, and (ii) in whole but not in part, at any time upon the occurrence and continuation of a Special Event at a Redemption Price equal to the Special Event Prepayment Price.

The Original Capital Securities are rated "a3" by Moody's Investors Service, Inc. and "BBB+" by Standard & Poor's Rating Services, a division of The McGraw Hill Companies, Inc.

The Series B Capital Securities will be issued, and may be transferred, only in minimum denominations of not less than $1,000. Any such transfer of Series B Capital Securities in denominations of less than $1,000 shall be deemed to be void and of no legal effect whatsoever.

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The Series B Capital Securities will be a new issue of securities for which there currently is no market. Although brokers and dealers may make a market in the Series B Capital Securities, any such market-making may be discontinued at any time without notice. Accordingly, there can be no assurance as to the development or liquidity of any market for the Series B Capital Securities. The Trust and the Corporation do not intend to apply for listing of the Series B Capital Securities on any securities exchange or for quotation through Nasdaq.

The Trust Agreement and the Indenture are filed as exhibits to this Registration Statement, are incorporated herein by reference, and reference thereto is hereby made to them for further information with respect to the Trust and the Series B Capital Securities.

ITEM 2. EXHIBITS.

      1. Amended and Restated Declaration of Trust, dated as of December 23, 1997, among MMI Capital Trust I and The Chase Manhattan Bank, as Property Trustee, Chase Manhattan Bank Delaware as Delaware Trustee and the Administrative Trustees named therein, including Annex I and Exhibits A1-1 through A1-10 and A2-1 through A2-6 thereto. (Incorporated herein as exhibit by reference to exhibit to Registration Statement filed by MMI Companies, Inc. and MMI Capital Trust I on Form S-4 (No. 44566) under The Securities Act of 1933.)

      2. Indenture between MMI Companies, Inc., and The Chase Manhattan Bank dated as of December 23, 1997. (Incorporated herein as exhibit by reference to exhibit to Registration Statement filed by MMI Companies, Inc. and MMI Capital Trust I on Form S-4 (No. 44566) under The Securities Act of 1933.)

                                   SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized

Dated:  January 28, 1998

                                        MMI CAPITAL TRUST I

                                        By: /s/ Joseph R. Herman
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                                            Joseph R. Herman
                                            Administrative Trustee

                                        By: /s/ Scott T. Veech
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                                            Scott T. Veech
                                            Administrative Trustee

                                 EXHIBIT INDEX

Exhibit        Description
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1              Amended and Restated Declaration of Trust, dated as of December
               23, 1997, among MMI Capital Trust I and The Chase Manhattan Bank, as Property Trustee, Chase Manhattan Bank Delaware as Delaware
               Trustee and the Administrative Trustees named therein, including
               Annex I and Exhibits A1-1 through A1-10 and A2-1 through A2-6 thereto. (Incorporated herein as exhibit by reference to exhibit to Registration Statement filed by MMI Companies, Inc. and MMI
               Capital Trust I on Form S-4 (No. 44566) under The Securities Act of 1933.)

2 Indenture between MMI Companies, Inc., and The Chase Manhattan Bank dated as of December 23, 1997. (Incorporated herein as exhibit by reference to exhibit to Registration Statement filed by MMI Companies, Inc. and MMI Capital Trust I on Form S-4 (No. 44566) under The Securities Act of 1933.)